Exhibit 10.16

THIRD AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of November 6, 2017 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 3711 Oleander Way, Suite 1309, Casselberry, Florida 32707 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at  7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), and AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”; AMCON, Chamberlin Natural, Health Food and AMCON Acquisition are each referred to as a “Borrower” and are collectively referred to as “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Credit Agreement (as defined below) (“Lenders”), 135 South LaSalle Street, Chicago, Illinois 60603-4105.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 27, 2011 and that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 16, 2013 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Credit Agreement in order to, among other things, extend the maturity of the credit facility and effectuate such other amendments as provided herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1. Defined Terms; Incorporation of the Credit Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 3 below, such terms and provisions shall be deemed superseded hereby.

Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
(a) The following definitions are hereby added to Section 1.1 of the Credit Agreement to read as follows:

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

GAAP means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

Write-Down and Conversion Powers means the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

(b) The definition of the terms “Applicable Margin” and “Defaulting Lender” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for LIBOR Rate Loans shall be the percentage set forth under the column “Applicable Margin” for such Loan based on average Excess Availability determined on a quarterly basis by dividing (i) the total of each day’s Excess Availability for such quarterly period by (ii) the number of days in such quarterly period.

Level	Quarterly Excess Availability	Applicable Margin
I	Greater than or equal to $15,000,000	1.25%
II	Less than $15,000,000	1.50%

The Applicable Margin shall be determined on or prior to the fifth (5th) Business Day after the Borrowers are required to provide the quarterly financial statements and other information pursuant to Section 9(c); provided that any change in the Applicable Margin shall be effective on the first day of the month in which such quarterly financial statements are delivered.  Notwithstanding anything contained in this paragraph to the contrary, (a) unless otherwise waived in writing by the Lenders, if the Borrowers fail to deliver the financial statements in accordance with the provisions of Section 9(c), the Applicable Margin shall be based upon Level II above beginning on the first day of the month in which such financial statements were required to be delivered until the fifth (5th) Business Day after such financial statements are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.

“Defaulting Lender” means any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.

(c) The definition of the term “LIBOR Rate” appearing in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence at the end of such definition:

Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than zero.

(d) A new Section 1(A) is hereby added to Section 1 of the Loan Agreement immediately following the last definition in Section 1 to read as follows:

1(A)Accounting Terms.  Under the Agreement and the Other Agreements (the “Loan Documents”) (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers' certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Requisite Lenders to take into account the effects of the change.

(e) Section 2(a)(ii) of the Credit Agreement is hereby amended and restated to read as follows:

(ii)       Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Fifty-Five Million and No/100 Dollars ($55,000,000.00), whichever is less; plus

(f) The fifth paragraph of Section 2(a) of the Credit Agreement appearing at the top of page 14 is hereby amended and restated to read as follows:

If and to the extent that a Defaulting Lender does not settle with Agent as required under this Agreement Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrowers, at the interest rate applicable at such time for such Loans; provided, that Borrowers’ obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

(g) The term “Required Lenders” appearing in Section 4(b)(i) is hereby amended to read “Requisite Lenders.”
(h) Section 10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL NOVEMBER 1, 2022 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) A BORROWER OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST 90 DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM.  UPON TERMINATION OF THIS AGREEMENT BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL.  If one or more of the events specified in clauses (A) and (B) occurs, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full.  At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.

(i) Subsection (iii) set forth in the last paragraph of Section 13(d) is hereby marked “Reserved” and subsection (iv) set forth in the last paragraph of Section 13(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(iv)(x) the Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.50%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the closing of such Acquisition (as if such Acquisition had already occurred) and immediately after giving effect to such Acquisition or (y) the Borrowers have (a) Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the closing of such Acquisition and (b) a proforma Fixed Charge Coverage Ratio of 1.05:1.0 (in each case, as if such Acquisition had already occurred);

(j) Section 13(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(e)Dividends and Distributions.  No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity).  Notwithstanding the foregoing, provided that (i) each such dividend payment is permitted under all applicable laws, and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, AMCON may pay the regularly scheduled dividends on its (w) Common Stock, (x) Series A Preferred Stock in accordance with the terms of such stock, (y) Series B Preferred Stock in accordance with the terms of such stock, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below) in an aggregate amount not to exceed $2,000,000 for all such dividends and distributions in any Fiscal Year. Further, provided that (i) each such dividend payment is permitted under all applicable laws; (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment; (iii) (x) Borrowers have Excess Availability greater than or equal to seventeen and one-half percent (17.5%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the payment of any dividend or distribution or (y) Borrowers have Excess Availability greater than or equal to twelve and one-half percent (12.5%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the payment of any dividend or distribution and a pro-forma Fixed Charge Coverage Ratio of 1.05:1.0.  AMCON may pay additional dividends above regularly scheduled dividends on its (w) Common Stock, (x) Series A Preferred Stock in accordance with the terms of such stock, (y) Series B Preferred Stock in accordance with the terms of such stock, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below).

(k) Section 14(a) of the Credit Agreement is hereby amended and restated to read as follows:

(a)Fixed Charge Coverage Ratio.  Borrowers shall not permit the ratio of  EBITDA to Fixed Charges tested monthly on a trailing twelve (12) month basis to be less than 1.0 to 1.0.  Notwithstanding the foregoing, the Fixed Charge Coverage Ratio shall only apply and be tested in the event Excess Availability is less than ten percent (10%) of the Maximum Loan Limit at any time (a “Financial Covenant Trigger Event”).  Upon the occurrence of a Financial Covenant Trigger Event, the Fixed Charge Coverage Ratio shall be immediately tested as of the date of the most recent Compliance Certificate delivered pursuant to Section 9(c) and on a monthly basis thereafter.  To the extent a Financial Trigger Event has occurred, the Borrowers may request that such testing of the Fixed Charge Coverage Ratio be suspended following a period in which Borrowers have Excess Availability of more than ten percent (10%) of the Maximum Loan Limit for at least sixty (60) consecutive days (a “Financial Covenant Suspension”).  Upon confirmation and approval by the Agent, the testing of the Fixed Charge Coverage Ratio shall again be suspended until such time another Financial Covenant Trigger Event has occurred.  No more than three (3) Financial Covenant Suspensions may be requested by the Borrowers during the term hereof.

(l) A new Section 35 is hereby added to the Credit Agreement to read as follows:

35.Acknowledgment and Consent to Bail-In of EEA Financial Institutions.   Notwithstanding anything to the contrary herein or in any Other Agreement or in any other agreement, arrangement or understanding among the parties (collectively, the “Loan Documents”), each party hereto (including each Lender) acknowledges that, with respect to any Lender that is an EEA Financial Institution, any unsecured liability of such Lender arising under a Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liability which may be payable to it by such Lender; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent, or a bridge institution that may be issued to the party or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

3. Representations, Covenants and Warranties; No Default.  Except for the representations and warranties of the Borrowers made as of a particular date, the representations, covenants and warranties set forth in Sections 11,  12 and 13 of the Credit Agreement shall be deemed made (in the case of AMCON Acquisition) or remade (in the case of all other Borrowers) as of the date hereof by the Borrowers; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.  The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments and consents contained in this Amendment, no Default or Event of Default has occurred and is continuing.  The Borrowers represent and warrant to Agent and the Lenders that the execution and delivery by each Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

4. Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities.  Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

5. Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses incurred by Agent and the Lenders in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent and the Lenders.  In addition, the Borrowers shall pay on the date of this Amendment to Agent, for the account of each Lender on a pro-rata basis, an amendment fee which shall be deemed earned as of the date of this Amendment and shall be non-refundable, in the amount of Seventy Thousand Dollars ($70,000).

6. Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):

(a) this Amendment executed by the Borrowers and the Agent;
(b) the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1;
(c) receipt by Agent of the amendment fee described in Section 5 above; and
(d) such other documents, instruments, agreements, opinions or certificates as required by Agent.
7. Continuing Effect. Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.

8. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Third Amendment to
Second Amended and Restated Loan and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Second Amended and Restated Loan and Security Agreement as of the date first above written.

BORROWERS:	AMCON DISTRIBUTING COMPANY

	By:	/s/ Andrew C. Plummer
	Title:	CFO/VP

CHAMBERLIN NATURAL FOODS, INC.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

HEALTH FOOD ASSOCIATES, INC.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

AMCON ACQUISITION CORP.

	By:	/s/ Andrew C. Plummer
	Title:	President

Signature Page to Third Amendment to
Second Amended and Restated Loan and Security Agreement

LENDERS:	BANK OF AMERICA, N.A., as Agent and a
Lender

	By:	/s/ Charles Fairchild
	Title:	Vice President

Revolving Loan Commitment: $46,666,667.09

BMO HARRIS BANK N.A. , as successor in
interest to M&I MARSHALL & ILSLEY
BANK, as a Lender

	By:	/s/ Bill Tefft
	Title:	Vice President

Revolving Loan Commitment:$23,333,332.91

ANNEX 1

CLOSING CHECKLIST

(see attached)